Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
Vice President, Investor Relations
& Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION ANNOUNCES EARLY TENDER RESULTS AND RECEIPT OF REQUISITE CONSENTS FROM A MAJORITY OF HOLDERS OF ITS 9 7/8% SENIOR SUBORDINATED NOTES DUE 2012

Extends Withdrawal Rights and Announces Redemption of Remaining Notes

BLOOMFIELD HILLS, Michigan, December 29, 2009 — TriMas Corporation (NASDAQ: TRS) (the “Issuer”) today announced, as of 5:00 p.m., New York City time, on December 28, 2009 (the “Consent Date”), it has received tenders and certain-related consents discussed below from holders of $245,626,000 in aggregate principal amount of its 9 7/8% Senior Subordinated Notes due 2012 (the “Notes”), representing approximately 95.75% of the outstanding Notes.

As a result of the receipt of the requisite consents, the Issuer has entered into a supplemental indenture with the trustee effecting the Proposed Amendments (as defined in the Offer to Purchase and Consent Solicitation Statement dated December 14, 2009, and the related Consent and Letter of Transmittal, together, the “Tender Offer Documents”)  to the indenture governing the Notes. The Proposed Amendments eliminate substantially all of the restrictive covenants and certain default provisions under the indenture governing the Notes.

In accordance with the terms of the tender offer and consent solicitation, the Issuer is hereby extending the Withdrawal Deadline (as defined in the Tender Offer Documents) to 11:59 p.m., New York City time, on January 12, 2010. As a result, any holder of Notes who validly tenders Notes after the Consent Date may withdraw such tender through 11:59 p.m., New York City time, on January 12, 2010 in accordance with the procedures described in the Tender Offer Documents under the caption “Withdrawal of tenders; Revocation of consents; Absence of appraisal rights.” Holders who tendered Notes on or prior to the Consent Date may not withdraw such tender.

Holders who did not tender their Notes by the Consent Date may tender until 11:59 p.m., New York City time, on January 12, 2010, unless extended by the Issuer at the tender price of US$970.25 for every US$1,000 of principal amount of Notes, plus accrued and unpaid interest. Holders who tender Notes after the Consent Date will not receive the Consent Payment. Full details of the terms and conditions of the tender offer are set forth in the Tender Offer Documents.

TriMas Corporation is simultaneously announcing that it is irrevocably calling for redemption all Notes that remain outstanding after the Consent Date at the redemption price of US$1,016.46 for every US$1,000 of principal amount of Notes, plus accrued and unpaid interest.

TriMas Corporation has engaged Credit Suisse Securities (USA) LLC to act as dealer manager in connection with the tender offer and solicitation agent in connection with the consent solicitation. Questions regarding the tender offer or consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (212) 538-1862 (collect) or (800) 820-1653 (toll free).

MacKenzie Partners, Inc. is acting as the Information Agent for the tender offer and consent solicitation. Requests for documents related to the tender offer and consent solicitation may be directed to ((212) 929-5500 (collect) or (800) 322-2885 (toll free). Beneficial owners also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer and the consent solicitation.

Neither the Issuer, the dealer manager, nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation. Holders of Notes must make their own decisions as to whether to tender their Notes, and if they decide to do so, the principal amount of the Notes to tender.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer and consent solicitation are being made only through and subject to the terms and conditions set forth in the Tender Offer Documents and related materials. Holders of the Notes should read carefully the Tender Offer Documents and related materials before any decision is made with respect to the tender offer and consent solicitation.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Issuer’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Issuer’s business and industry, the Issuer’s substantial leverage, liabilities imposed by the Issuer’s debt instruments, market demand, competitive factors, the Issuer’s ability to maintain compliance with the listing requirements of NASDAQ, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Issuer’s accounting policies, future trends, and other risks which are detailed in the Issuer’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008, and in the Issuer’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Issuer assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas Corporation is organized into five strategic business segments: Packaging, Energy, Aerospace & Defense, Engineered Components and Cequent. TriMas Corporation has approximately 3,800 employees at 70 different facilities in 11 countries. We can be found on the internet at www.trimascorp.com.

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